Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-251570) on Form S-8 of Liberty Broadband Corporation of our report dated June 23, 2020, with respect to the statement of net assets available for benefits of GCI 401(k) Plan as of December 31, 2019, the related statement of changes in net assets available for benefits for the year then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 11-K of GCI 401(k) Plan.

/s/ KPMG LLP

Anchorage, Alaska

June 25, 2021